Exhibit 99.3

International Rectifier Announces Annual Meeting Date

EL SEGUNDO, Calif. – (Business Wire) – August 29, 2008—International Rectifier Corporation (NYSE:IRF) announced today that the delayed 2007 Annual Meeting of Stockholders will be held on October 10, 2008 where the stockholders will elect the class one directors. The record date for the 2007 Annual Meeting is September 19, 2008.  Any stockholder that intends to present a proposal for new business or nominate a director at the 2007 Annual Meeting pursuant to the Company’s Bylaws must provide notice of the proposal or nomination, in accordance with the Company’s Bylaws, not later than September 10, 2008. Any stockholder that intends to present a proposal for inclusion in our proxy materials for the 2007 Annual Meeting must submit the proposal, in accordance with Securities Exchange Act of 1934 Rule 14a-8 not later than September 5, 2008.  International Rectifier further announced that its current intention is to hold its 2008 Annual Meeting in early 2009 at which the stockholders will elect the class two directors.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321